Exhibit 99.3

CytoSorbents Posts Record Q4 2013 and Full Year 2013 Revenue

MONMOUTH JUNCTION, N.J., March 31, 2014 - CytoSorbents Corporation (OTCQB: CTSO), a critical care immunotherapy company using blood purification to treat life-threatening illnesses in the intensive care unit, provides an operational summary and financial results for the fiscal year ending December 31, 2013.

Q1 2014 CytoSorb® product revenue guidance in the range of $530,000 - $570,000 represents more than 60% of total 2013 CytoSorb® revenues

Highlights for the Year Ending December 31, 2013

•	Total revenue for the year was $2.4 million, as compared to total revenue for 2013 of $1.3 million
•	Achieved ~$822,000 in CytoSorb® cytokine filter sales in the first full year of commercialization, an increase of 442% over 2012 CytoSorb® product revenue.
•	Product gross margins were approximately 61% for the year ended December 31, 2013
•	CytoSorb® sales have been accelerating; sales for the fourth quarter of 2013 were approximately $314,000, an increase of 54 percent over the third quarter of 2013. An additional $37,000 in CytoSorb® orders were invoiced in Q4 2013, but due to common freight carrier pick-up delays, could not be recognized as revenue during the quarter
•	Grant revenue for 2013 was approximately $1.6 million, up from $1.2 million in 2012
•	Announced a strategic partnership with BioCon, India’s largest biotechnology company, initially for exclusive distributorship of CytoSorb® in India and select emerging countries
•	Established agreements with distributors in the United Kingdom, Ireland, the Netherlands, Russia, and Turkey
•	Ended the year with more than 100 key opinion leaders in critical care medicine and other specialties who are either currently using or planning to use CytoSorb®, with more than 30 new investigator-initiated studies being planned, many of which are enrolling patients
•	Held the first CytoSorb® Users Meeting at the DIVI 2013 Conference in Leipzig, Germany in December 2013. A short video summary of the meeting can be found here:

https://www.youtube.com/watch?v=98FuPhIvF0Y&feature=youtu.be

•	The U.S. Air Force announced funding of a 30 patient, randomized controlled human pilot study in the United States amongst trauma patients with rhabdomyolysis. The FDA and institutional ethics committees have approved the trial, which has now commenced
•	Established a world-class Trauma Advisory Board to assist with international trauma and burn studies
•	The National Heart, Lung, and Blood Institute (NHLBI), a division of the National Institutes of Health (“NIH”), awarded the Company a Phase I SBIR (Small Business Innovation Research) contract to further advance its HemoDefend™ blood purification technology for packed red blood cell (pRBC) transfusions
•	Continued steady progress on our DARPA and U.S. Army programs in sepsis, burn injury and trauma
•	Reported interim data from the first arm of the Sepsis Dosing study demonstrating that continuous treatment (replacing the CytoSorb® cartridge every 24 hours) over 7 days was safe, with cytokine reduction occurring throughout the 24 hour period. Overall 28-day mortality was similar to that seen in the treatment arm of the European Sepsis Trial in a preliminary analysis.

Dr. Phillip Chan, CEO of CytoSorbents, stated, “We are an emerging leader in critical care immunotherapy where we are working to reduce deadly inflammation to prevent or treat organ failure. This is a $20 billion worldwide total addressable market and with CytoSorb®, we are one of the few companies with an approved product in the European Union targeting this opportunity.”

“2013 was an outstanding year for the Company, as outlined in our 2013 Shareholder Letter. I would encourage shareholders to read this letter if they have not already done so,” Dr. Chan continued. “During our first full year of product commercialization, we experienced strong support for the CytoSorb® therapy and continue to see solid momentum in 2014, as evidenced by our Q1 2014 guidance. We believe our recent fundraise of $10.2 million will help to further catalyze the growth of our business, with proceeds focused on CytoSorb® sales and clinical studies.”

“Please join us on the earnings call today at 4:15PM EDT where we will cover our progress in greater detail. The investor presentation and a written transcript of the conference call will be available within a week of the webcast.”

Conference Call Details:

Date: Monday, March 31, 2014
Time: 4:15 PM Eastern
Participant Dial-In: (480) 629-9760

Live Presentation Webcast: http://public.viavid.com/index.php?id=108451

An archived recording of the conference call will be available under the Investor Relations section of the Company’s website at http://www.cytosorbents.com/invest.htm

Fiscal Year 2013 Financial Results

For the year ended December 31, 2013, the Company generated revenue of approximately $2,423,000 as compared to revenues of approximately $1,343,000 for the year ended December 31, 2012, an increase of more than 80%.

Revenue from product sales was approximately $822,000 for the year ended December 31, 2013, as compared to approximately $152,000 in the year ended December 31, 2012, an increase of 442%. Fourth quarter 2013 product sales of CytoSorb® were approximately $314,000, an increase of 54% over third quarter 2013 product sales. This increase in sales is the direct result of the efforts of our direct sales force covering Germany, Austria, and Switzerland, as well as sales to distributors in other parts of Europe, India, and the Middle East.

Another approximately $37,000 in revenues related to orders invoiced during the fourth quarter of 2013 will be recognized in Q1 2014 due to common freight carrier delays and pick-up of the products on January 2, 2014.  Our revenue recognition policies require that we recognize revenue on products at the time when title and risk of loss passes to the customer, which occurs when the products are picked up by the freight carrier.

Product gross margins were approximately 61% for the year ended December 31, 2013.

Revenue from grants was approximately $1,601,000, as compared to approximately $1,191,000 in the year ended December 31, 2012.

The Company reported an operating loss of $4.7 million for the year ended December 31, 2012, compared to an operating loss of $3.7 million in the previous year. Cash used by operating activities in 2013 was $3.5 million compared to $3.6 million in 2012. Cash and cash equivalents was $2.2 million as of December 31, 2013 compared with $1.7 million at December 31, 2012.

On March 7, 2014, the Company entered into subscription agreements with certain investors providing for the issuance and sale by the Company (the “Offering”) of 40,800,000 units (the “Units”) for an aggregate purchase price of $10,200,000, or $0.25 per share.  The Company received net proceeds from the Offering of approximately $9,451,000 million. The net proceeds received by the Company from the Offering will be used to build additional sales and marketing infrastructure, clinical studies, working capital and general corporate purposes.

2014 First Quarter Revenue Guidance

CytoSorbents expects to report 2014 first quarter CytoSorb® product revenue in the range of $530,000 to $570,000 (unaudited) with product gross margins in excess of 60%.

About CytoSorbents

CytoSorbents Corporation is a critical care focused immunotherapy company using blood purification to modulate inflammation -- with the goal of preventing or treating multiple organ failure in life-threatening illnesses. Organ failure is the cause of nearly half of all deaths in the intensive care unit, with little to improve clinical outcome. CytoSorb®, the Company's flagship product, is approved in the European Union as a safe and effective extracorporeal cytokine filter, designed to reduce the "cytokine storm" that could otherwise cause massive inflammation, organ failure and death in common critical illnesses such as sepsis, burn injury, trauma, lung injury, and pancreatitis. These are conditions where the risk of death is extremely high, yet no effective treatments exist. CytoSorbents' purification technologies are based on biocompatible, highly porous polymer beads that can actively remove toxic substances from blood and other bodily fluids by pore capture and surface adsorption. CytoSorbents has numerous products under development based upon this unique blood purification technology, protected by 32 issued US patents and multiple applications pending, including HemoDefend™, ContrastSorb, DrugSorb, and others. Additional information is available for download on the Company's website: http://www.cytosorbents.com/

Forward-Looking Statements

This press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release are not promises or guarantees and are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated. These statements are based on management's current expectations and assumptions and are naturally subject to uncertainty and changes in circumstances. We caution you not to place undue reliance upon any such forward-looking statements. Actual results may differ materially from those expressed or implied by the statements herein. Risk factors are detailed in the Company's Form 10-K filed with the SEC on March 31, 2014, which is available at http://www.sec.gov.

CYTOSORBENTS CORPORATION

(a development stage company)

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(amounts in thousands, except per share data)

	Year Ended
	December 31,
	2013	2012

Revenues
Sales	$822	$152
Grant income	1,601	1,191
Total revenue	2,423	1,343

Cost of revenue	1,912	319

Gross profit	511	1,024

Expenses:
Research and development	1,739	2,532
Legal, financial and other consulting	908	627
Selling, general and administrative	2,577	1,355
Total operating costs and expenses	5,224	4,514

Operating loss	(4,713)	(3,490)

Other expenses, net	423	565

Net loss before benefit from income taxes	(5,136)	(4,055)

Benefit from income taxes	(458)	(391)
Net loss	(4,678)	(3,664)

Preferred stock dividend	2,395	2,511

Net loss available to common stockholders	$(7,073)	$(6,175)

Earnings per share:
Basic and diluted earnings per share	$(0.03)	$(0.03)

Basic and diluted weighted average shares outstanding	236,019,972	198,228,289

CYTOSORBENTS CORPORATION

(a development stage company)

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands)

	December 31,	December 31,
	2013	2012
ASSETS:
Cash and cash equivalents	$2,183	$1,729
Grant and accounts receivable, net	453	52
Inventories	246	682
Prepaid expenses and other current assets	605	476
Total current assets	3,487	2,939

Property and equipment, net	145	146
Other assets	414	254
TOTAL ASSETS	$4,046	$3,339

LIABILITIES AND STOCKHOLDERS’EQUITY:
Accounts payable	787	801
Accrued expenses and other current liabilities	362	350
Deferred revenue	272	---
Convertible notes payable, net	1,644	926
Total current liabilities	3,065	2,077

Total liabilities	3,065	2,077

Redeemable Series B Convertible Preferred Stock	15,246	12,887

Total stockholders’ equity	(14,265)	(11,625)
TOTAL LIABILITIES AND EQUITY	$4,046	$3,339

Company Contact:
CytoSorbents Corporation
Dr. Phillip Chan
Chief Executive Officer
(732) 329-8885 ext. *823
pchan@cytosorbents.com

Investor Contact:

CytoSorbents Corporation

Amy Vogel

(732) 329-8885 ext. *825

avogel@cytosorbents.com